FILED PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-83449
PRICING SUPPLEMENT NO. 25, AS AMENDED DATED MAY 16, 2001 AND MAY 18, 2001 TO PROSPECTUS DATED AUGUST 13, 1999 AND PROSPECTUS SUPPLEMENT DATED NOVEMBER 1, 1999

AMERICAN GENERAL FINANCE CORPORATION
MEDIUM-TERM NOTES, SERIES F
(FIXED RATE)

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
Principal Amount: $100,000,000			Original Issue Date: May 21, 2001
Agent's Discount or Commission: $310,650			Stated Maturity: May 22, 2006
Net Proceeds to Issuer: $99,689,350			Interest Rate: 6.10%
Form:	[ x ] Book Entry [ ] Certificated		CUSIP No.: 02635PRA3
The notes are being placed through or purchased by the Agents listed below:
	Salomon Smith Barney Inc. American General Securities Incorporated First Union Securities, Inc.	$70,000,000 $ 5,000,000 $25,000,000	Capacity: Capacity: Capacity:	[ x ] Agent [ x ] Agent [ x ] Agent	[ ] Principal [ ] Principal [ ] Principal

If as Agent:     The notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Principal:
[ ]	The notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ ]	The notes are being offered at a fixed initial public offering price of ____ % of principal amount.

Redemption Provisions:
[ x ] [ ]

The notes cannot be redeemed prior to the Stated Maturity.
The notes may be redeemed prior to the Stated Maturity.
Initial Redemption Date:
Initial Redemption Percentage:   ___%
Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:
[ x ] [ ]	The notes cannot be repaid prior to the Stated Maturity. The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes. Optional Repayment Date(s):

Other Provisions: None.

We are offering the notes on a continuing basis through American General Securities Incorporated, First Union Securities, Inc., Lehman Brothers, Merrill Lynch & Co. and Salomon Smith Barney, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $1,582,500,000 aggregate principal amount of offers to purchase notes.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.